Exhibit 4.28

SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Between

FUSION FUEL GREEN PUBLIC LIMITED COMPANY

(“Fusion Fuel”)

and

ALIEN FUEL PROPRIETARY LIMITED

(“Alien Fuel”)

and

BIOSTEAM ENERGY (PROPRIETARY) LIMITED

(“the Company”)

/s/ JB	/s/ BJ

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TABLE OF CONTENTS

1.	INTERPRETATION	3
2.	INTRODUCTION	8
3.	CONFLICTS WITH MOI OR THE COMPANIES ACT	9
4.	SUBSCRIPTION AND SHAREHOLDING	9
5.	SHAREHOLDERS MEETINGS AND DECISIONS	10
6.	DIRECTORS AND CHAIRPERSON	12
7.	FINANCING OF THE COMPANY	15
8.	LOAN FINANCING	15
9.	EQUITY FINANCING	18
10.	PERIOD OF THIS AGREEMENT	19
11.	SALE OF SHARES AND PRE-EMPTIVE RIGHTS	19
12.	RIGHT OF FIRST REFUSAL ON FUTURE PROJECTS	21
13.	DEEMED OFFER	22
14.	COME ALONG TAG ALONG	23
15.	FAIR MARKET VALUE	23
16.	RELEASE FROM SURETYSHIPS/GUARANTEES/INDEMNITIES	23
17.	DIVIDEND POLICY	24
18.	PROTECTION OF TRADE SECRETS AND KNOW-HOW	24
19.	INTELLECTUAL PROPERTY	25
20.	RETURN OF DOCUMENTS	25
21.	NATURE OF RELATIONSHIP BETWEEN THE SHAREHOLDERS	26
22.	BINDING EFFECT	26
23.	ADHERENCE TO LAWS	26
24.	CONFIDENTIALITY	26
25.	GOOD FAITH	26
26.	NO ASSIGNMENT	27
27.	DISPUTE RESOLUTION	27
28.	ALTERATION	28
29.	SUPERSESSION	28
30.	ENTIRE AGREEMENT	28
31.	NO INDULGENCES	28
32.	UNDERTAKINGS TO GIVE EFFECT TO THIS AGREEMENT	28
33.	NOTICES AND DOMICILIA	29
34.	COUNTERPARTS	29
35.	INDEPENDENT ADVICE	29
36.	COSTS	29

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1.	INTERPRETATION

1.1.	In this Agreement, unless the context otherwise indicates:

1.1.1.	“Accountants” means Debbie Milligan of Balanced Business Contracts, or such other duly appointed accountants of the Company, from time to time;

1.1.2.	“Advance Date” means the date on which the first payment of the Fusion Fuel Loan is advanced to the Company in accordance with clause 8.1;

1.1.3.	“Agreement” means this subscription and shareholders agreement and all schedules and annexures thereto;

1.1.4.	“Alien Energy” means Alien Energy (Proprietary) Limited (Registration Number 2020/254510/07), a private limited liability company incorporated in the Republic of South Africa and having its registered office at Sonop 2 Farm, Ceres Road, Worcester, Western Cape, 6850, South Africa;

1.1.5.	“Alien Energy Agreement” means the written agreement to be concluded between the Company and Alien Energy which shall provide, inter alia, for the licence of the Alien Energy IP & Know-How by Alien Energy to the Company, undertakings in relation to the assignment of the Fairfield Steam Supply Agreement to the Company, and the terms of the Fairfield Option, including the right of first refusal in respect of Project 2 and Project 3;

1.1.6.	“Alien Energy IP & Know-How” means the know-how relating, inter alia, to the production of fuel (wood pellets) and boiler technology owned by Alien Energy and to be licenced to the Company in accordance with clause 19 of this Agreement, read with the Alien Energy Agreement;

1.1.7.	“Alien Energy Related Parties” means Basic Stock (supplying wood pellets to the customer), Alien Fuel, Alien Fuel Group, MAF, and the EPC Contractor (supplying the boiler);

1.1.8.	“Alien Fuel” means Alien Fuel (Proprietary) Limited (Registration Number 2018/512407/07), a private limited liability company incorporated in the Republic of South Africa and having its registered office at Sonop 2 Farm, Ceres Road, Worcester, Western Cape, 6850, South Africa;

1.1.9.	“Alien Fuel Group” means Alien Fuel Group (Pty) Limited (registration number: 2021/387042/07), a private limited liability company incorporated in the Republic of South Africa and having its registered office at 8 Vineyard Way, Berg en Dal Estate, Hout Bay, Western Cape;

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1.1.10.	“Basic Stock” means Basic Stock (Pty) Limited (registration number: 2012/059725/07) a private limited liability company incorporated in the Republic of South Africa and having its registered office at Sonop 2 Farm, Ceres Road, Worcester, Western Cape, 6850, South Africa, which is an EPC contractor providing wood pellets to the end customers;

1.1.11.	“Board” means the board of directors of the Company as constituted from time to time;

1.1.12.	“Bruce” means Bruce Johnson (Identity number: 5704305787188), herein representing Alien Fuel;

1.1.13.	“Business” means the funding, development and operation of “Project 1”, as defined in this Agreement, and more specifically in Annexure B attached hereto;

1.1.14.	“Business Day” means any day other than a Saturday, Sunday or public holiday officially recognised as such in the republic of South Africa;

1.1.15.	“Carbon Credit Revenue Sharing” means the distribution of carbon credit revenue sharing derived from: (i) landfill avoidance at MAF; and (ii) fuel-switching benefits at Alien Energy;

1.1.16.	“Companies Act” means the Companies Act, 71 of 2008 (as amended);

1.1.17.	“Company” means Biosteam Energy (Proprietary) Limited (Registration Number 2025/799623/07, a private company incorporated in the Republic of South Africa and having its registered office at Sonop 2 Farm, Ceres Road, Worcester, Western Cape, 6850, South Africa and email: [Redacted];

1.1.18.	“Director(s)” means the director(s) of the Company;

1.1.19.	“Disposal” or “disposal” means, in the context of a disposal of a Share –

1.1.19.1.	the transfer of all or any rights making up such Share to any other person for his benefit and/or for the benefit of others, whether such transfer is effected pursuant to a sale, exchange, donation, distribution in specie or otherwise; or

1.1.19.2.	any other transaction or event whereby such Share becomes beneficially owned by someone other than the person who was the beneficial holder thereof immediately prior to such transaction or event taking place; or

1.1.19.3.	granting, creating or allowing the Encumbrance of such Share, and “dispose” means to bring about a disposal within the meaning of this definition;

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1.1.20.	“Effective Date” means the Subscription Date;

1.1.21.	“EPC” means engineering, procurement and construction;

1.1.22.	“Equity” means the aggregate of the Shares and the Shareholder Loan of a Party against the Company;

1.1.23.	“Fairfield Dairy” means the dairy business located at and operating from the Fairfield Site;

1.1.24.	“Fairfield Option” means the option granted to Fairfield Dairy in terms of which it shall after the expiry of a period of 5 (five) years from the Effective Date, be entitled to purchase the boiler at the Fairfield Site and pay 10% (ten percent) of any ongoing fuel sales revenues to Fusion Fuel;

1.1.25.	“Fairfield Site” means the location of the Fairfield Dairy in Howick, Kwazulu Natal, South Africa;

1.1.26.	“Fairfield Steam Supply Agreement” means the written agreement concluded on 10 December 2024, as between Fairfield Dairy and Alien Energy;

1.1.27.	“Fair Market Value” means, in respect of the Company or any Shares, the fair market value thereof as agreed or determined in accordance with the MOI;

1.1.28.	“Financial Year” means the twelve month period ending on the last day of February in any calendar year;

1.1.29.	“Fusion Fuel” means Fusion Fuel Green Public Limited, a Nasdaq listed public company registered in accordance with the laws of Ireland with company number 669283, and having its registered address at 9 Pembroke Street, Upper Dublin D02KR83, Ireland and email: contact@fusion-fuel.eu and any reference in this Agreement to “Investor” shall have the same meaning;

1.1.30.	“Head of Terms” means the legally binding Head of Terms concluded between Fusion Fuels and Alien Energy on 09 September 2025, a copy of which is attached hereto marked ‘C”;

1.1.31.	“Intellectual Property” means all patents, registered or unregistered trade marks, service marks, domain names, copyright, designs and applications for the aforegoing in any part of the world, and any Trade Secrets and Know-How associated with any of the aforegoing and owned by the Company and used in or in connection with the Business, but excluding the Alien Energy Know-How;

1.1.32.	“Investor Director” means JP Backwell;

1.1.33.	“JP Backwell” means JP Backwell ([Redacted]), herein representing Fusion Fuel;

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1.1.34.	“Key Persons” means Bruce and Marissa;

1.1.35.	“Lock In Period” means the period of 12 (twelve) months from the Effective Date, being the minimum commitment period applicable to the Shareholders and the Key Persons;

1.1.36.	“LOI” means the non- binding written Letter of Intent concluded on 07 August 2025, as between Alien Energy and Fusion Fuel, a copy of which is attached hereto marked “Annexure D”;

1.1.37.	“MAF” means Mkomazi Alienfuel (Pty) Limited (registration number: 2022/615084/07), a private limited liability company incorporated in the Republic of South Africa and having its registered office at 108 Oxford Road, Houghton Estate, Johannesburg, 2198, which is a joint venture company with shareholders, Alien Energy and SAPPI, in terms of which MAF processes SAPPI’s waste material into wood pellets giving rise to carbon credit revenues ;

1.1.38.	“Marissa” means Marissa Chandansing ([Redacted]);

1.1.39.	“MOI” means the memorandum of incorporation of the Company, as amended or replaced, from time to time;

1.1.40.	“Parties” means all the parties to this Agreement, namely the Company, Alien Fuel and Fusion Fuel, and “Party” shall mean any one of them;

1.1.41.	“Prime Rate” means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by Company’s bank as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it will not be necessary to prove;

1.1.42.	“Project 1” means the project to be carried out by the Company, as more fully described in clause 2 and Annexure B hereto;

1.1.43.	“Project 1 Launch Date” means the date on which Project 1 goes “live” namely the date on which the boiler starts producing steam for use by the Fairfield Dairy;

1.1.44.	“Project 2” means the project subsequent to Project 1, being a future site where Alien Fuels or Alien Energy is commissioned by a client to supply wood pellets and generate steam in the same manner as Project 1;

1.1.45.	“Project 3” means the project subsequent to Project 2, being a future site where Alien Fuel or Alien Energy is commissioned by a client to supply wood pellets and generate steam in the same manner as Project 1 and/or Project 2;

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1.1.46.	“Reserved Matters” means those decisions to be approved in accordance with clause 5.2.9 and which are listed in Annexure A to this Agreement;

1.1.47.	“Shareholders” means the shareholders for the time being and from time to time of the Company;

1.1.48.	“Shareholder Loans” means shareholder loans as defined in clause 8;

1.1.49.	“Shares” means ordinary shares in the issued share capital of the Company;

1.1.50.	“Signature Date” means the date when the last Party signing the Agreement does so;

1.1.51.	“Steam Supply Agreements” means the agreements to be concluded from time to time, between the Company and third party clients, in terms of which the client procures the supply of steam utilizing equipment supplied by the Company and the client benefits inter alia, from fuel savings resulting from the steam offtake supply;

1.1.52.	“Subscription Date” means the date on which Shares are issued to Alien Fuel and to Fusion Fuel, in accordance with clause 4 below; and

1.1.53.	“Trade Secrets and Know-How” means any trade secrets relating to the Business.

1.2.	Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include females and words importing persons shall include partnerships, trusts and bodies corporate.

1.3.	The headings to the paragraphs to this Agreement are inserted for reference purposes only and shall not affect the interpretation of any of the provisions to which they relate.

1.4.	This Agreement shall be binding on and enforceable by the trustees, permitted assigns, liquidators or other legal successors of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party’s trustees, permitted assigns, liquidators or other legal successors, as the case may be.

1.5.	Full effect shall be given to any substantive provision conferring rights and obligations upon the Parties and contained in clause 1.

1.6.	Whenever a number of days are prescribed in this Agreement, such number shall be calculated excluding the first and including the last day, unless the last day is not a Business Day, in which event the last day shall be the next Business Day.

1.7.	Whenever performance is required to be made in this Agreement on any date and such date is not a Business Day, such performance shall be required to be made on the next Business Day.

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1.8.	Where any term is defined within the context of any particular clause in this Agreement, the term so defined shall, unless it appears clearly from the clause in question that it has limited application to the relevant clause, bear the meaning ascribed for all purposes in terms of this Agreement, notwithstanding that it has not been defined in this clause 1.

1.9.	Expressions defined in this Agreement shall bear the same meanings in any annexure thereto which does not contain its own definitions.

1.10.	The rule of construction that a contract shall be interpreted against the Party responsible for the drafting or preparation of the contract, shall not apply.

1.11.	Any reference in this Agreement to legislation or subordinate legislation is to such legislation or subordinate legislation at the date of signature hereof and as amended and/or re-enacted and/or consolidated and/or replaced from time to time.

1.12.	Where figures are in this Agreement described both in numerals and in words, the numerals shall prevail in the event of any conflict between the two.

1.13.	This Agreement shall be governed by and interpreted in accordance with the laws of the Republic of South Africa.

1.14.	The termination or expiry of this Agreement shall not affect those provisions of this Agreement which expressly provide that they will operate after such expiry or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.	INTRODUCTON

2.1.	The parties concluded the LOI and the Head of Terms in terms of which they have agreed to incorporate a joint venture company for the specific purpose of implementing and operating the Business and specifically, Project 1.

2.2.	For purposes of this Agreement, Project 1 refers to the siting and commissioning of the operation of a boiler manufactured by Basic Stockon the Fairfield Site, which boiler will be connected to the existing operation at Fairfield Dairy, replacing Fairfield Dairy’s fossil fuel boiler through the supply of an alternate fuel source (wood pellets) manufactured by MAF, to facilitate the continued operation of Fairfield Dairy at a reduced carbon footprint. The further terms relating to Project 1 are set out in this Annexure B to this Agreement.

2.3.	The Parties intend to conduct the Business through the medium of the Company and in this regard wish to enter into this Agreement to provide for and regulate:

2.3.1.	the subscription for shares in the Company by the Shareholders;

2.3.2.	the funding, management and administration of the Company, and specifically Project 1;

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2.3.3.	their relationship as Shareholders;

2.3.4.	the relationship between the Company and the Shareholders, and certain matters incidental thereto.

2.4	The Parties shall use their best endeavours to procure the conclusion of the Alien Energy Agreement as soon as possible after the Effective Date.

3.	CONFLICTS WITH MOI OR THE COMPANIES ACT

3.1.	If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of the MOI or the Companies Act, at any time, the provisions of this Agreement shall be subservient to the provisions of the Companies Act or the MOI, as the case may be, but subject to the undertakings in clause 3.2.

3.2.	The Parties undertake to take all such steps and do all such things as may be necessary and within their respective power and control from time to time to alter (promptly after any conflict as contemplated in 3.1 arises) the MOI so as to reflect, insofar as may be appropriate and permitted in terms of the Companies Act, the provisions of and intention set out in this Agreement.

3.3.	The Parties agree that to the extent that any provisions are required to be included in the MOI, including but not limited to the Shareholders’ rights’ to nominate and appoint director/s in accordance with the provisions of this Agreement, they undertake to take all such steps and do all such things as may be necessary and within their respective power and control from time to time to amend the MOI in order to make provision for such terms to be included.

4.	SUBSCRIPTION AND SHAREHOLDING

4.1.	The Company is a private company duly incorporated in accordance with the Company laws of the Republic of South Africa, and shall at the Signature Date, have an authorised share capital of 1000 (one thousand) ordinary shares.

4.2.	Fusion Fuel hereby subscribes for and the Company shall issue to Fusion Fuel 510 (five hundred and ten) shares at the issue price per share of R1.00 (one rand), making a subscription price of R510.00); and

4.3.	Alien Fuel hereby subscribes for and the Company shall issue to Alien Fuel 490 (four hundred and ninety ) shares at the issue price per share of R1.00 (one rand), making a subscription price of R490.00).

4.4.	The Shareholders shall procure as at the Effective Date, the issued share capital of the Company shall be held as follows:

4.4.1.	Fusion Fuel as to 51% (fifty one percent) (being equal to 510 number of ordinary shares); and

4.4.2.	Alien Fuel as to 49% (forty nine percent) (being equal to 490 number of ordinary shares).

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5.	SHAREHOLDERS MEETINGS AND DECISIONS

5.1.	Annual General Meetings

5.1.1.	An annual general meeting of the Company shall be held each year within 3 (three) months of the end of the preceding Financial Year of the Company at the Company’s registered office. This meeting shall be called by the Board and its agenda, and the matters that this meeting shall deal with shall be established by the Board.

5.1.2.	General meetings of the Company may be convened at any time by 25% of the Board, if more than one director.

5.2.	General Meetings of Shareholders

5.2.1.	General meetings of the Shareholders will be convened by the chairman, if any, and otherwise in accordance with the provisions of the Companies Act and will be held at least annually and more frequently as business dictates.

5.2.2.	In terms of the MOI, the right of shareholders to requisition a meeting, as set out in section 61(3), may be exercised by the holders of at least 10% (ten per centum) of the voting rights entitled to be exercised in relation to the matter to be considered at the meeting.

5.2.3.	Shareholders shall be entitled to attend, speak and vote at (with each Shareholder giving its holder one vote per share held) all meetings of the Shareholders of the Company.

5.2.4.	The Shareholders shall have the right to nominate the chairperson for the meetings of Shareholders. The chairperson of Shareholders’ meetings shall not have a vote other than where he is a Shareholder himself or a proxy for a Shareholder.

5.2.5.	The quorum for a Shareholders’ meeting will be a duly authorised representative of at least 60% (sixty percent) of all of the voting rights of Shareholders, provided that Fusion Fuel is present.

5.2.6.	Subject to the provisions of the Companies Act requiring longer periods of notice and subject to the provisions of the Companies Act permitting shorter periods of notice, at least 10 (ten) Business Days’ notice shall be given to Shareholders of any meetings of Shareholders. Notices of meetings shall be in writing and shall set out in respect of each meeting, the time and place (which shall be at the domicilium address for the Company from time to time as set out in clause 34).

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5.2.7.	If no quorum is present at any meeting of Shareholders within 30 (thirty) minutes of the time set for the meeting (or such additional time as the chairperson may allow for a quorum to form):

5.2.7.1.	the meeting shall be adjourned to a date being 5 (five) Business Days later at the same time and venue;

5.2.7.2.	if at any adjourned meeting a quorum is not present within 30 (thirty) minutes of the time of the adjourned meeting, the meeting will continue and those Shareholders present shall be deemed to constitute a quorum; and

5.2.7.3.	any adjourned meeting may only deal with matters specified on the agenda for, but not dealt with at the meeting which was adjourned for lack of a quorum or otherwise in terms of this clause 5.2.7.3.

5.2.8.	Save for Reserved Matters which shall be determined in accordance with clause 5.2.9, for an ordinary resolution to be approved by the Shareholders, it must be supported by more than 50% (fifty per cent) of the voting rights held by the Shareholders entitled to vote and for a special resolution to be passed on any matter as contemplated in section 65 (11) of the Companies Act it must be supported by at least 75% (seventy five per cent) of the voting rights held by the Shareholders entitled to vote.

5.2.9.	Subject to the provisions of the Act, the matters listed as Reserved Matters in Annexure A to this Agreement and the MOI must be approved by the approval of the Board, including the Investor Director.

5.2.10.	Meetings of the Shareholders may be held by conference telephone, video conference or other electronic means and the Company shall permit any Shareholder to attend all meetings of Shareholders by telephone. A person so participating shall be deemed to be present in person at such meeting and shall be entitled to vote or be counted in a quorum accordingly and a resolution of such meeting shall be a valid and binding resolution of the Company.

5.2.11.	A round robin resolution of the Shareholders, which is signed by each Shareholder, shall be as valid and effective as if it had been adopted at a duly convened meeting of Shareholders. Resolutions may be signed by way of electronic signature on a recognized digital signature platform. Any such resolution may consist of several documents in like form, each signed by a Shareholder. Unless the contrary is stated therein, any such resolution will be deemed to have been passed on the date of the last signature by the Shareholders signing such resolution.

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5.2.12.	All notices convening Shareholders’ meetings, agendas, documents and all minutes in relation to Shareholders’ meetings will be in English. English will also be the language in which the meeting is conducted.

6.	DIRECTORS AND CHAIRPERSON

6.1.	The directors of the Board shall, as from the Effective Date, be:

6.1.1.	JP Backwell as appointed by Fusion Fuel and his alternate director, appointed in accordance with the provisions of the MOI; and

6.1.2.	Bruce as appointed by Alien Fuel.

6.2.	Management and Operation of the Company

The Business and affairs of the Company shall be managed and controlled by the Board which may exercise all of the powers of the Company subject to the provisions of the Companies Act, this Agreement and the MOI.

6.3	Appointment and Removal of Directors

6.3.1	The Parties have agreed that, for long as Fusion Fuel and Alien Fuel are shareholders each holding at least 40% (forty percent) of the total issued of the Company, they shall each be entitled to appoint 1 (one) director to the Board, whose appointment shall be made in accordance with the MOI.

6.3.2	In addition, Fusion Fuel and Alien Fuel shall each be entitled to an alternate director, whose appointment shall be made in accordance with the MOI.

6.3.3	The appointment of any additional Directors shall be made by mutual agreement of the Directors referred to in clause 6.1 above.

6.3.4	Any appointment or removal of a Director nominated by a Shareholder shall be effected by notice in writing to the Company signed by and on behalf of the Shareholder in question and shall take effect, subject to any contrary intention expressed in the notice, when the notice effecting the same is delivered to the Company. The Shareholders shall procure that any of the Directors appointed shall resign and be removed from office without any liability if and as soon as any such Director becomes disqualified from acting as a director in terms of the Companies Act or any applicable law.

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6.3.5	Should any Shareholder fail or refuse to remove a Director as required in terms of 6.3.2, then the other/s of them is hereby irrevocably authorised to effect such removal on behalf of the other/s of them.

6.3.6	The Shareholders’ undertake not to remove a Director appointed except in accordance with 6.3.2. Any Shareholder/s who elect Directors in terms hereof, the MOI or Act agree similarly to act in accordance with 6.3.2 hereof.

6.3.7	The Shareholders undertake to vote in favour of all resolutions necessary, from time to time, to give effect to the foregoing and their votes shall not be withheld without good cause being shown, it being agreed that the onus shall be on any Shareholder withholding its vote to show good cause for so doing.

6.3.8	Fusion Fuel shall, in addition to any powers of appointment he has under this clause 6.3, be entitled to appoint the first chairperson of the Board for and to remove and replace such chairperson. The first chairperson appointed by Fusion Fuel is JP Backwell and he shall have a second or casting vote at the meetings of either directors or Shareholders.

6.4	Procedure at Board meetings

In the event the director’s number more than one:

6.4.1	A quorum at any Directors’ meeting of the Company shall be 2 (two) Directors present, provided that at least one of them is one of Fusion Fuel’s appointee (or his alternate director) and one of them is Alien Fuel’s appointee.

6.4.2	If a quorum is not present at a Directors’ meeting referred to in 6.4.1, the meeting shall be postponed for a period of 7 (seven) days and notice of such postponed meeting including the date, time and place of such postponed meeting, shall, be sent to the Directors in terms of the provisions of this Agreement.

6.4.3	If a quorum is not present at a postponed meeting referred to in 6.4.2, after proper notice has been given in terms of 6.4.2, those Directors’ present shall be deemed to constitute a quorum.

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6.5	The Company undertakes to procure that –

6.5.1	at least 14 (fourteen) days prior written notice shall be given to the Directors of any Directors’ meetings, unless otherwise agreed by the Directors; and

6.5.2	the Board meets at least bi- annually.

6.6	The provisions of 6.5.1 may be varied in that - a Directors’ meeting may be called by at least 25% of the Directors of the Company, if the board has 12 or more members, or by 2 (two) directors, in any other case.

6.7	Notwithstanding the provisions of 6.5.1, if in the reasonable opinion of the Directors, a decision of the Board is required on an urgent basis, a Board meeting may be called on such period of notice as the Directors consider to be reasonable in the circumstances but in any event not less than 48 hours’ notice under usual business circumstances.

6.8	Notwithstanding anything to the contrary contained in this Agreement, or in the MOI, a meeting of the Board may take place, and shall be deemed in all respects to be valid, even if all Directors of the Board are not present and together at the same place, provided that they are in direct communication with the other or others of them necessary to constitute a quorum, whether by telephone, video conference line or other means of telecommunication ensuring and providing for simultaneous communication.

6.9	A resolution of the Board signed by all of the Directors, shall be valid and effective as if it had been adopted at a duly convened meeting of the Directors. Any such resolution may consist of several documents in like form, each signed by one or more Directors. Unless the contrary is stated therein, any such resolution will be deemed to have been passed on the date of the last signature by the Directors signing such resolution.

6.10	Voting at Board Meetings - Save to the extent otherwise provided for in this Agreement, matters for decision by the Board shall be decided by simple majority vote. Each Director appointed by the Shareholders shall have 1 (one) vote each. Any Director who is absent from any meeting may nominate any other Director to act as his alternate and to attend, speak and vote in his place at the meeting. In the event of a deadlock (being an equal number of votes for and against a proposed Board resolution) in respect of any resolution, the Chairperson shall have a casting vote in accordance with clause 6.3.7.

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6.11	Directors Expenses - The Company shall pay in respect of each Director monthly in arrears, all reasonable out-of-pocket expenses properly incurred by the relevant Director in connection with the performance of his duties as a Director (together with VAT or any similar tax if applicable thereon), but will not further remunerate the Directors or Chairman in their capacity as such except when such Director or Chairman is not an employee of the Company. Such remuneration shall be determined by the unanimous consent of the Directors.

7.	FINANCING OF THE COMPANY

7.1.	Save as specifically provided in clause 8.1 below (The Fusion Fuel Loan), any further working or other capital required by the Company will be determined from time to time by the Board with approval of the Shareholders and will be borrowed or otherwise obtained from –

7.1.1.	outside sources wherever possible; or

7.1.2.	through loan financing in terms of clause 8 or through equity financing in terms of clause 9.

7.2.	No Shareholder will be required or obliged to issue any guarantee, suretyship or indemnity to third parties for the obligations of the Company unless previously agreed by all the Shareholders, including the Shareholder who is required to give such guarantee, suretyship or indemnity. Should any of the Shareholders issue any guarantees, suretyships or indemnities in accordance with the approval of the Shareholders as aforesaid, all the Shareholders shall bear any loss or damage arising out of any such guarantee, suretyship or indemnity strictly pro rata to their respective shareholdings in the Company at the time the cause of action arose and the Shareholders hereby indemnify each other accordingly.

8.	LOAN FINANCING

8.1.	The Fusion Fuel Loan: Fusion Fuel shall, advance a loan of R10 000 000.00 (ten million rand) to the Company in accordance with the payment schedule attached to this Agreement as Annexe E (“Loan Payment Schedule”):

8.2	Repayment and Distribution Waterfall in relation to Fusion Fuel Loan:

8.2.1	Application of Free Cash Flow: Subject to applicable law, clause 8.2.4 below, and any binding finance documents to which the Company is a party, all Free Cash Flow of the Company shall be applied in the following order of priority (the “Waterfall”):

(a)	first, to pay in full all operating expenses of the Company (including VAT and other taxes due and payable) and to fund agreed working capital;

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(b)	second, to pay the capped monthly drawings of R120,000 (one hundred and twenty thousand rand) to Alien Fuel, for so long as any amount of the Shareholder Loans remains outstanding;

(c)	third, to pay all accrued but unpaid interest on the Shareholder Loans;

(d)	fourth, to repay the outstanding principal of the Shareholder Loans until paid in full; and

(e)	fifth, thereafter, to make distributions to the Parties pro rata to their shareholding from time to time.

8.2.2	Interest: Any amount of the Shareholder Loans that remains outstanding from the sixth (6th) month following the First Payment Date shall accrue simple interest at ten percent (10%) per annum until repaid in full.

8.2.3	No Dividends Prior to Repayment: No dividends or other distributions (other than the capped drawings in Clause 8.2.1 (b)) shall be declared or paid until the Shareholder Loans (principal and accrued interest) have been repaid in full.

8.2.4	Repayments: The Company shall at the end of the sixth (6th) month following the First Payment Date, and thereafter at the end of each quarter, make early repayments of the Shareholder Loans by way of payment of any accumulated cash balance above R250 000.00 (two hundred and fifty thousand rand), or such other amount as decided from time to time by the Board, with Investor Director consent, taking into account the Company’s operating requirements.

8.2.5	Prepayment: The Company may, without premium or penalty, prepay the Shareholder Loans in whole or in part from Free Cash Flow, provided that payments are applied in the order of priority set out in Clause 8.2.1.

8.2.6	Compliance with Law: Distributions shall at all times comply with the Companies Act, applicable exchange control regulations and any financing covenants then in force and binding on the Company.

8.3	The capital and interest under the Fusion Fuel Loan shall become immediately repayable in the event: (i) of the Company committing an act of insolvency; or (ii) if it enters into a compromise or attempts to enter a compromise with its creditors; or (iii) is placed in liquidation or under business rescue, whether provisional or finally, in which event the due date of repayment of the loan accounts shall be deemed to be the day immediately preceding the happening of the relevant event; or (iv) the Company failing to pay punctually any amount payable to Fusion Fuel in terms of the Fusion Fuel Loan and failing to remedy such breach within 10 (ten) business days of receipt of a written notice from Fusion Fuel to that effect; or (v) the Company allowing any judgement against it to remain unsatisfied for a period of 15 (fifteen) business days.

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8.4	Any payment made by Company shall first be attributed to any indebtedness to Fusion Fuel other than capital and interest, then towards interest and thereafter to the repayment of the capital sum.

8.5	A certificate signed by Fusion Fuel as to any indebtedness of the company in respect of the Fusion Fuel Loan shall be prima facie evidence of the balance of the Fusion Fuel Loan still owing to Fusion Fuel hereunder for the purpose of provisional sentence or summary judgement proceedings or for any other purpose.

8.6	Payment of the amounts referred to in clause 8.1 above shall be deposited into Alien Fuel’s bank account (the details of which are set out below), pending the establishment of the Company’s bank account. Once the Company’s bank account has been established, all subsequent cash inflows and outflows shall be effected through such account. The signatories on such bank account shall be Bruce and Marissa, subject to any limitations set out in the Reserved Matters

Bank Account Details: [Redacted]

8.7	Fusion Fuel’s nominated appointee shall at all times have viewing access to the Company bank account and to the bank account referred to in clause 8.6.

8.8	Any expenses in respect of Project 1 that are not specifically set out in Schedule E to this agreement must be approved in advance and in writing by JP Backwell’s appointee prior to such expenses being incurred and the Company shall retain and shall on request of JP Backwell, submit all records and documents substantiating any such approved expenses.

8.9	Reporting KPI’s: The Company shall be obliged to adhere to the agreed Operating and Financial KPI’s, metrics and reporting obligations as set out in Annexure F (“KPI’s).

8.10	Notwithstanding clauses 8.1 to 8.9 above, in the event of the Business requiring funds and the Board, acting reasonably in the circumstances, decides at any time that borrowings from a bank or other outside sources are not desirable, which decision is approved by a Special Resolution of the Shareholders, the Shareholders shall be obliged to provide the required funds in proportion to their respective shareholdings at the time or in such other proportions as the Shareholders (as approved by Special Resolution) may agree in writing.

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8.11	Should the Shareholders provide the required funds in proportion to their respective shareholdings at the time or in such other proportions as agreed in writing between the Shareholders (“Proportionate Claims”), such Proportionate Claims will, unless otherwise agreed in writing –

8.11.1	be unsecured;

8.11.2	be interest free;

8.11.3	be advanced simultaneously to the Company;

8.11.4	be subject to the same terms and conditions;

8.11.5	be repayable to the Shareholders simultaneously and proportionately;

8.11.6	be repaid prior to the declaration of any dividends or other distributions to the Shareholders; and

8.11.7	be repaid as and when determined by the Shareholders, provided that the Proportionate Claims will immediately become due and payable in the event that –

8.11.7.1	the Company is placed in liquidation or under judicial management, whether provisional or final and whether compulsory or voluntary; or

8.11.7.2	the Company enters into a compromise or other similar arrangement with its creditors generally.

8.12	Should any Shareholder fail to provide its pro rata portion of any funding to the Company, the Shareholder who elects to advance funding shall have a Disproportionate Claim.

8.13	The Disproportionate Claims will be subject to the same terms and conditions as the Proportionate Claims, save that –

8.13.1	they will rank ahead of the Proportionate Claims in respect of the payment of interest and the repayment of capital, and will be repaid prior to the payment of interest and the repayment of capital on the Proportionate Claims; and

8.13.2	bear interest at the Prime Rate.

9.	EQUITY FINANCING

In the event that the Board determines that funding by way of share capital is preferable to funding by way of loan account, which decision is approved by a Special Resolution of the Shareholders in accordance with clause 5.2, then the applicable provisions of the Companies Act shall apply and any Shareholder who fails to contribute will dilute accordingly, with reference to Fair Market Value for determining value of the Shares.

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10.	PERIOD OF THIS AGREEMENT

This Agreement shall remain in force in respect of a Shareholder until it is no longer a Shareholder of the Company, save for those clauses that are intended to survive after it is no longer a Shareholder which clauses will remain in force in accordance with the period set out in those provisions.

11.	SALE OF SHARES AND PRE-EMPTIVE RIGHTS

11.1.	Lock In Period: Save in respect of disposals in terms of clause 13 or clause 14, the Shareholders undertake that they will not dispose of their respective Shares before the expiry of the Lock-In Period.

11.2.	Subject to clause 11.1, a Shareholder may not dispose of its Shares unless if in one and the same transaction it disposes of that portion of its Shareholder Loan which bears the same proportion to the whole of its loan as the Shares disposed of bear to the whole of its shareholding in the Company. Likewise, a Shareholder may dispose of its Shareholder Loan only if, in one and the same transaction, it disposes of so many of its Shares as bear the same proportion to all of its Shares as the Shareholder Loan disposed of bear to all of its Shareholder Loan against the Company.

11.3.	Subject to clause 11.1, should a Shareholder (“the Offeror”) wish to dispose of any of its Equity (“the Offered Equity”) held by it in the issued share capital of the Company, then the Offeror shall first offer the Offered Equity in writing, to the other of them (“the Offeree”) or where there is more than one Shareholder to the others of them (“the Offerees”) pro rata to their shareholdings in the Company. The written offer shall specify:

11.3.1.	the Equity which the Offeror proposes to dispose of;

11.3.2.	the intended selling price thereof distinguishing between the selling price of the Shares and the selling price of the Shareholder Loan;

11.3.3.	where the Offeror has received an offer for the purchase of its Equity (“Third Party Offer”), the identity of the bona fide third party purchaser (“Third Party Purchaser”) (such identification to be made with sufficient particularity to enable the other Shareholders to establish, if applicable, who is/are the ultimate beneficial owners of the shares or other economic interests in the Third Party Purchaser), and shall be accompanied by a true copy of the offer from the Third Party Purchaser, to the extent that the offer is in writing; and

11.3.4.	all the terms and conditions of the Third Party Offer to the extent that such terms and conditions are not in writing.

11.4.	The offer shall:-

11.4.1.	be open for acceptance by the Offeree/s for a period of 14 (Fourteen) days following the date of receipt of the offer by the Offeree/s;

11.4.2.	stipulate a cash price (which shall be expressed and payable in South African currency) at which the Offeror wishes to sell the Offered Equity, the terms of payment required, together with the terms and conditions of the Third Party Offer, if any, (to the extent that such terms and conditions are not in writing) and to the extent that they are in writing, a copy of such writing; on the basis that the purchase price shall be payable immediately, against delivery of the Offered Shares in negotiable form and cession of the Shareholders Loan to the Offeree;

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11.4.3.	not be subject to any other terms or conditions except that:-

11.4.3.1.	the whole and not a part only of the offer must be accepted;

11.4.3.2.	the Offeree may be required to indemnify the Offeror against any claim made against the Offeror by virtue of its liability as surety, guarantor or aval, for any of the obligations of the Company.

11.5.	If any one of the Offerees (“the Declining Offeree”) does not accept the offer, the Offeree/s who has/have accepted the offer shall be entitled within seven days after:-

11.5.1.	the Offerees have been notified of that fact; or

11.5.2.	the expiry of the 14 (Fourteen) day period referred to in 11.4.1,

whichever is the later, to accept, in the proportions in which the offer is accepted by them, the offer in respect of the Declining Offeree’s share of the Offered Equity, at the price and on the conditions set out in 11.4. The procedure prescribed by this clause 11.5 shall be repeated as often as is necessary (within the said seven day period) until the Offerees have declined the Declining Offeree’s offer or until the whole offer has been accepted in full.

11.6.	Should the Offeree/s not accept the whole of the offer in terms of 11.5, then the Offeror shall be entitled within 14 (Fourteen) days after such non-acceptance, provided the ultimate Shareholder/s of such third party has/have been established to the reasonable satisfaction of the Offeree/s, to sell and transfer all the Offered Equity (but not a part only) to the bona fide third party named in the offer, but at not less than the price at and on conditions which are not more favourable to the bona fide third party than those at which the Offeree/s was/were entitled to purchase the Offered Equity in terms of 11.4 on condition that such third party shall have been approved by the Board, and shall first agree, in writing, to be bound by the provisions of the MOI and this Shareholders Agreement.

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11.7.	To the extent that the Offeror does not sell the Offered Equity in terms of 11.6, all the provisions of this clause 11 shall again apply, mutatis mutandis, to the Offered Equity.

11.8.	If all the Shareholders who would have been entitled to receive the written offer referred to in clause 11.3 consent in writing signed by them to the transfer of any Equity to any person (whether a Shareholder or not), such Equity may be transferred to such person without the provisions of clause 11.3 having to be observed.

12.	RIGHT OF FIRST REFUSAL ON FUTURE PROJECTS

12.1	The Parties acknowledge their undertakings as set out in the LOI in relation to Project 2 and Project 3 (each referred to herein as a “New Project”) and specifically Fusion Fuel’s right of first refusal (“FROR”) in respect of such projects.

12.2	Alien Fuel (directly or indirectly via Alien Energy) undertakes that, prior to engaging in or committing to any new project, business opportunity, or venture within the scope of the Company’s Business or reasonably related thereto, which has been offered to Alien Fuel, or to Alien Energy or any entity in which Bruce has a controlling share (a “New Project”), it shall first offer Fusion Fuel (the “Eligible Party”) the right to participate in such New Project, on the terms set out below.

12.3	Notice of Opportunity: Alien Fuel shall provide written notice (“Opportunity Notice”) to Fusion Fuel, containing: (i) a description of the New Project; (ii) the proposed structure and terms of participation (including financial, operational, and strategic involvement); (iii) the estimated timelines and key deliverables; and (iv) the deadline for responding to the Opportunity Notice.

12.3	Exercise of Right: Fusion Fuel shall have 15 (fifteen) Business Days from receipt of the Opportunity Notice (“Response Period”) to notify Alien Fuel and/or Alien Energy, as the case may be, in writing of its intention to participate in the New Project on the terms proposed.

12.4	Failure to Exercise: If Fusion Fuel fails to respond within the Response Period, or declines to participate, Alien Fuel and/or Alien Energy, as the case may be, shall be entitled to offer the opportunity to third parties on terms no more favourable than those contained in the Opportunity Notice. If Alien Fuel and/or Alien Energy, as the case may be, does not contract for funding or proceed with the New Project within 180 (one hundred and eighty days from the end of the Response Period, this clause shall reapply to that opportunity.

12.5	Exclusions: The provisions of this clause shall not apply to: (i) Internal administrative or operational projects not intended for separate commercial exploitation; (ii) Projects undertaken solely by Affiliates of the Company, provided no opportunity is otherwise extended to external third parties; or(iii) Projects previously disclosed and expressly excluded by unanimous written agreement of the Shareholders.

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12.6	Alien Energy Agreement: The Alien Energy Agreement shall include the terms relating to the Fairfield Option.

12.7	Good Faith: Alien Fuel and/or any entity in which Bruce has a controlling share (to which the New Project has been offered) shall act in good faith and shall not structure, split, or delay the New Project with the intention of circumventing the rights afforded under this clause.

13.	DEEMED OFFER

13.1.	In the event that either of the Shareholders and/or any of the Key Persons:

13.1.1.	Commits fraud, wilful misconduct or dishonesty;

13.1.2.	Suffers an insolvency event;

13.1.3.	commits a material breach of this Agreement and fails to remedy such breach within 30 (thirty) days written notice; or

13.1.4.	disposes of its Shares prior the expiry of the Lock-In Period;

13.1.5.	the nominated Key Person resigns or otherwise ceases employment (other than for death, incapacity, illness or unlawful termination) within 24 (twenty four) months of the Effective Date

13.1.6.	who has appointed a Director and that Director terminates his involvement as Director of the Company before the expiry of the Lock In Period; or

13.1.7.	is liquidated (whether provisionally or finally) or is subject to business rescue proceedings (whether provisionally or finally) the Equity of such Shareholder shall be deemed to have been offered on the day immediately preceding the date upon which the above instances have occurred in the following manner:

13.2.	first, to the remaining Shareholder, or if this offer is not accepted;

13.3.	second, to the Company (subject to compliance with the provisions of the Companies Act), on the terms set out below.

13.4.	In the event of one of the trigger events set out in clauses 13.1.1 to 13.1.4, applying, such Shareholder will be regarded as a “bad leaver” and the Equity will be deemed to have been purchased for the Fair Market Value determined by an independent valuer appointed jointly by the Parties, less a discount of thirty percent (30%), provided that in cases of fraud, wilful misconduct, or dishonesty, the discount shall be fifty percent (50%).

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13.5	For the avoidance of doubt, where the relevant cessation of employment or directorship arises due to death, permanent incapacity, unlawful termination or illness, the selling Shareholder shall be deemed a “good leaver” and the purchase price shall equal the full Fair Market Value without discount.

14.	COME ALONG TAG ALONG

14.1.	Come Along: If any Shareholder holding 75% (seventy five percent) or more (“the disposing party”) wishes to dispose of its Equity in the Company to a bone fide third party, then the disposing party shall give the remaining Shareholder notice of the fact that the third party who intends purchasing the disposing party’s Equity in the Company wishes to acquire 100% (one hundred percent) of the Equity in the Company and the remaining Shareholders do not exercise their pre-emptive rights as set out hereinbefore in this Agreement, then the disposing party shall be entitled to give notice in which it requires the remaining Shareholder, simultaneously with the disposal by the disposing party of its Equity, to dispose of their Equity in the Company to such third party on the same terms and conditions pro rata as those on which the disposing party will dispose of its interests in and claims against the Company to such third party.

14.2.	Tag Along: If any Shareholder holding at least 75% % (seventy five) or more (“the disposing party”) wishes to dispose of its Equity to a bona fide third party who intends purchasing the disposing party’s Equity in the Company, the disposing party must first give notice to the remaining Shareholder and should the remaining Shareholder not exercise their pre-emptive rights as set out hereinbefore in this Agreement, the disposing party shall ensure that the third party offers to purchase the Equity held by the remaining Shareholders on the same terms and conditions pro rata as those on which the disposing party will dispose of its interests in and claims against the Company to such third party.

15.	FAIR MARKET VALUE

Fair Market Value shall be the fair market value as determined in accordance with the provisions of the MOI.

16.	RELEASE FROM SURETYSHIPS/GUARANTEES/INDEMNITIES

16.1.	Whenever a Shareholder sells all its Equity (“Selling Shareholder”) to any other Shareholder(s), the remaining Shareholders shall use their best endeavours to procure the release of the Selling Shareholder from all suretyships and/or guarantees and/or indemnities executed by the Selling Shareholder on behalf of the Company in favour of third parties for the obligations of the Company.

16.2.	The remaining Shareholders hereby indemnify the Selling Shareholder in respect of any liability which the Selling Shareholder may have under any of the said suretyships and/or guarantees and/or indemnities until the remaining Shareholders have procured said release.

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17.	DIVIDEND POLICY

17.1.	Subject to the relevant provisions of the Companies Act, and clause 7.2, dividends shall be determined by the Board, with the approval as a Reserved Matter in accordance with clause 5.2.

17.2.	Should dividends be declared as contemplated in clause 17.1, the Company shall do so on the basis that the Company shall after distribution thereof have sufficient cash to cover its operating costs, as determined by the Board.

18.	PROTECTION OF TRADE SECRETS AND KNOW-HOW

18.1.	In the interest of the protection and maintenance of the Trade Secrets and Know-How, every Shareholder, Director and Key Person undertakes in favour of the Company that:

18.1.1.	It shall not during his engagement and involvement in the Company or at any time thereafter, either himself utilise and/or directly or indirectly divulge and/or disclose to any third party (except as required by the terms and nature of such Party’s engagement) any of the Trade Secrets and Know-How;

18.1.2.	He/it shall treat as confidential all Trade Secrets and Know-How which a third party has in terms of any contract made available to the Company and which has become known to such Party in the course of his engagement and involvement with the Company, and not to divulge to other third parties any information regarding such Trade Secrets and Know-How contrary to the terms of the aforesaid engagement/involvement;

18.2.	The restrictions imposed upon the Shareholders, Directors and Key Persons in terms of this clause 18 shall be deemed :

18.2.1.	to be separate and severable restraints in favour of the Company and each Shareholder of the Company;

18.2.2.	be deemed to be in respect of each part thereof entire, separate, severable and separately enforceable in the widest sense from the other parts thereof (including as to area, business activity prohibited or length of time). An undertaking or restraint shall be deemed to be a separate undertaking or restraint notwithstanding the fact that it appears in the same clause, sub-clause or sentence of any other undertaking or imposed by the introduction of a word or phrase conjunctively with or disjunctively from or alternatively to other words or phrases;

18.2.3.	be deemed to have been imposed separately in respect of each part of the Territory (including in respect of each magisterial district in the Territory) and the fact that such restraints may not be valid or enforceable in respect of any part of the Territory shall not affect its validity or enforceability insofar as the other parts of the Territory are concerned;

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18.2.4.	shall not apply in the event of the Company ceasing to trade as at the Termination Date; and

18.2.5.	in respect of each part thereof to be separate and separately enforceable in the widest sense from the other parts thereof and the invalidity or unenforceability of any clause or part thereof shall not in any way affect the validity or enforceability of any other part of the clause or the agreement.

18.3.	The Shareholder, Director and Key Person:

18.3.1.	acknowledges that he has carefully considered the provisions of this clause 18 and fully realises the implications and effect of the provisions hereof and has entered into such restraint of trade covenants freely and voluntarily and that such restraint of trade covenants will not cause it any hardship which he is not willing to bear in return for the benefits (existing and prospective) arising directly or indirectly as a result of this Agreement; and

18.3.2.	agrees that this clause is, after taking all relevant circumstances into account, reasonable and goes no further than is necessary to protect the proprietary interests of the Company and undertakes that if he should at any time dispute the reasonableness of this clause, then the onus of proving such unreasonableness shall be upon him.

19.	INTELLECTUAL PROPERTY

19.1	Alien Energy has agreed to licence the Alien Energy IP and Know-How to the Company for use in Project 1 on a limited, non-exclusive, non-sublicensable, non-transferable basis, subject to the terms set out in the Alien Energy Agreement.

19.2	Save as specifically set out in clause 19.1, any concept, design or product developed by any employee, Shareholder and/or Director during his employment or appointment with the Company, which is directly related to the Business, including but not limited to, any intellectual property, shall be presented to the Board and unless otherwise agreed by the Board, shall automatically become the intellectual property of the Company. Should any Party design any concept or product that is not directly related to the Business of the Company but which the Company wishes to utilise, such intellectual property shall remain invested in the relevant Party and be licenced to the Company on terms and conditions as agreed to by the Company and the relevant Party. For the avoidance of doubt insofar as it relates to Alien Energy IP and Know-How, the ownership of such materials shall remain solely vested in Alien Energy.

20.	RETURN OF DOCUMENTS

All books, papers, records, document and correspondence whether recorded electronically or otherwise relating to or containing a reference to the Business of the Company and its subsidiaries (if any) shall immediately be returned to the Company by a Shareholder upon the termination of such Shareholder’s shareholding in the Company.

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21.	NATURE OF RELATIONSHIP BETWEEN THE SHAREHOLDERS

The relationship between the Shareholders as such shall not be construed as that of partnership or quasi partnership.

22.	BINDING EFFECT

This Agreement shall be and remain binding on the Shareholders notwithstanding any alteration in their respective shareholdings or any change in the shareholding of the Company, whether by the admission of a new Shareholder or the termination of the shareholding of an existing Shareholder.

23.	ADHERENCE TO LAWS

The Shareholders shall procure that the Company shall refrain from any conduct that would violate any applicable laws or regulations in the Republic of South Africa or elsewhere.

24.	CONFIDENTIALITY

24.1.	Without the prior consent of the other Parties, each Party will keep confidential and will not disclose to any person or make any public announcements:

24.1.1.	the details of this Agreement, the details of the negotiations leading to this Agreement, and the information handed over to such Party during the course of negotiations, as well as the details of all the transactions or agreements contemplated in this Agreement;

24.1.2.	the details of the Alien Energy Agreement; and

24.1.3.	all information relating to the Business or the operations and affairs or the Parties and the Company, or about Project 1, Project 2 and/or Project 3.

24.2.	Each Party shall further not utilise any information relating to the business or the operations and affairs of the Parties and the Company as disclosed to it by virtue of its shareholding in the Company for any purposes other than the exercise of its rights as a Shareholder.

24.3.	No public announcement or statement shall be made in relation to the conclusion, implementation or contents of this Agreement by any Party unless such announcement or statement has been approved in writing by the Parties prior to the publication thereof, or is required in accordance with securities laws applicable to a Party.

25.	GOOD FAITH

The Parties undertake to observe good faith in the implementation of and adherence to this Agreement.

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26.	NO ASSIGNMENT

Save as provided for in this Agreement, no Party shall be entitled to:

26.1.	cede its rights;

26.2.	delegate its obligations; or

26.3.	assign its rights and obligations,

under this Agreement unless the other Party or Parties consent thereto in writing, which consent shall not be unreasonably withheld.

27.	DISPUTE RESOLUTION

27.1.	Should any dispute arise between the Parties in respect of or pursuant to this Agreement, the Parties to such dispute undertake to engage and meet with each other on an informal and expedited basis in order to attempt to resolve the dispute. The Parties shall undertake to meet within 5 (five) Business days of a Party requesting to resolve a dispute in accordance with this clause 26.1 and to resolve the dispute within 5 (five) Business days after the first meeting.

27.2.	Should the dispute fail to be resolved within the period referred to in clause 26.1, then any of the Parties to that dispute may submit such dispute to be resolved and decided by arbitration in accordance with the rules of UNITRAL and the decision of the arbitrator shall be final and binding upon the Parties and may be made an order of court on application by any of the Parties.

27.3.	That arbitration shall be held in Durban, South Africa.

27.4.	The arbitrator shall be a person agreed between the Parties or, should the Parties fail to agree on an arbitrator within 14 (fourteen) days after the arbitration has been demanded, shall be appointed by the Arbitration Foundation of Southern Africa.

27.5.	The arbitration shall be held as quickly as possible after it is requested, with a view to it being completed within 30 (thirty) days after it has been so requested.

27.6.	The costs of the arbitrator shall be borne by the Shareholders in equal shares and each Shareholder shall bear its own costs of and incidental to the arbitration.

27.7.	The provisions of this clause:-

27.7.1.	constitute an irrevocable consent by the Shareholders to any proceedings in terms hereof and no Shareholder shall be entitled to withdraw therefrom or claim at any such proceedings that it is not bound by such provisions;

27.7.2.	are severable from the rest of this Agreement and shall remain in effect despite the termination of or invalidity for any reason of this Agreement.

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27.8.	And dispute process and arbitration in terms of this clause 27 shall be held on an in camera basis, and the Parties agree to keep such process and/or arbitration, including the subject matter of the dispute, confidential and not to disclose it to any third parties.

27.9.	This clause shall not preclude any Shareholder from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending any decision of the arbitrator.

27.10.	The Parties agree that the decision of the arbitrator shall be final and binding on them.

28.	ALTERATION

No alteration, cancellation, variation of, or addition hereto shall be of any force or effect unless reduced to writing and signed by all Parties to this Agreement or their duly authorised representatives.

29.	SUPERSESSION

This Agreement cancels and supersedes all prior negotiations and agreements entered into between the Parties relating to the matters set forth herein.

30.	ENTIRE AGREEMENT

This document contains the entire agreement between the Parties in relation to the subject matter hereof and no Party shall be bound by any undertakings, representations, warranties, promises or the like not recorded herein.

31.	NO INDULGENCES

No indulgence, leniency or extension of time which any Party (“the Grantor”) may grant or show to any other Party, shall in any way prejudice the Grantor or preclude the Grantor from exercising any of its rights in the future.

32.	UNDERTAKINGS TO GIVE EFFECT TO THIS AGREEMENT

The Parties shall respectively cause all resolutions to be passed and undertake to sign all such other documents and do such other things as shall be necessary or requisite to give proper and due effect to the terms of this Agreement, or any other matter arising therefrom, according to its intent and purpose.

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33.	NOTICES AND DOMICILIA

33.1.	Each of the Parties chooses domicilium citandi et executandi (“domicilium”) for the purposes of the giving of any notice, the payment of any sum, the serving of any process and for any other purposes arising from this Agreement at their respective addresses set forth in clause 1.

33.2.	Each of the Parties shall be entitled from time to time, by written notice to the others, to vary its domicilium to any other address within the Republic of South Africa, which is not a post office box or poste restante.

33.3.	Any notice given and any payment made by a Party to any other of the others (‘the addressees”) which:

33.3.1.	is delivered by hand during the normal business hours of the addressee at the addressee’s domicilium for the time being, shall be presumed, until the contrary is proved by the addressee to have been received by the addressee at the time of delivery.

33.3.2.	is posted be prepaid registered post from an address within the Republic of South Africa to the addressee at the addressee’s domicilium for the time being, shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee by the addressee on the 5th (fifth) Business Day after the date of posting.

33.4.	Where, in terms of this Agreement any communication is required to be in writing, the term “writing” shall include communications by facsimile or electronic mail. Communications be way of electronic mail shall, unless the contrary is proved by the addressee, be deemed to have been received by the addressee 12 (twelve) hours after the time of transmission.

33.5.	Notwithstanding the preceding provisions of this clause 33, in the event that a written notice or any process is actually received by a Party, such receipt shall be valid for all purposes under this Agreement notwithstanding that it was not received at a Party’s chosen domicilium.

34.	COUNTERPARTS

This Agreement may be executed in a number of counterparts, each of which shall be deemed an original of all such counterparts which, when taken together shall constitute one instrument.

35.	INDEPENDENT ADVICE

Each of the Parties acknowledges and agrees that it has had independent legal, accounting, financial, technical and other relevant expert advice relating to this Agreement and that it has not relied upon any warranty, representation or assurance given by or on behalf of any other party, other than expressly set out in this Agreement.

36.	COSTS

The legal costs and expenses in relation to the drafting of this Agreement and the attendances incidental thereto shall be borne equally by the Company.

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SIGNED ON THE 16th DAY OFOCTOBER 2025

/s/ Bruce Johnson
For and on behalf of
BIOSTEAM ENERGY PROPRIETARY LIMITED

The signatory warranting that he is duly authorised thereto

/s/ Bruce Johnson
For and on behalf of
ALIEN FUEL PROPRIETARY LIMITED

he warranting that he is duly authorised thereto

/s/John-Paul Backwell
For and on behalf of
FUSION FUEL GREEN PUBLIC LIMITED COMPANY

he warranting that he is duly authorised thereto

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ANNEXURE A: RESERVED MATTERS

1.1	Reserved Matters

The Reserved Matters are the following:

1.1.1	Project 1 – variation of any of the terms applicable to Project 1 as set out in Annexure B.

1.1.2	Accounts and Accounting Policies – the approval of the statutory accounts of the Company and any change in the principal accounting policies of the Company, and/or changes to the valuation methodology of the Company/Shares.

1.1.3	Acquisitions – any acquisition, whether in a single transaction or a series of transactions by the Company of any business (or any material part of any business) or of any shares in any company.

1.1.4	Steam Supply Agreements- the approval, amendment or termination of any Steam Supply Agreement (and any other material offtake agreement).

1.1.5	Expansion of Business- Any change to the Business of the Company, including expansion beyond biomass-powered steam projects or material change of technology or geography.

1.1.6	Auditors – change and appointment of auditors of the Company.

1.1.7	Budget - approval of the annual budget or other similar operating plans and any modification thereof or deviations therefrom;

1.1.8	Change in Nature of Business – any material change in the nature or scope of the Business of the Company and/or any wholly owned Subsidiary of the Company.

1.1.9	Changes in Share Capital, Share Options, and Share Repurchase – any change in the issued share capital of the Company and/or any wholly owned Subsidiary of the Company, including any increase in, alteration or reduction or conversion of the Company’s authorised or issued share capital; any variation of any of the rights attaching to any Shares or class of Shares in the Company, the issue or allotment by the Company of any capitalisation Shares, bonus Shares, share options, share warrants or debentures and/or the repurchase of any of the Company’s issued Shares;

32

1.1.10	Connected Party Transactions – any transaction by the Company with any Shareholder or Director of the Company , which is either –

1.1.10.1	outside the ordinary course of business;

1.1.10.2	within the ordinary course of Business but has a value in excess of R1 000 000 (one million Rand); or

1.1.10.3	is not on commercial arm’s length terms.

1.1.11	Directors – remuneration of directors.

1.1.12	Disposals – any disposal, whether in a single transaction or a series of transactions, by the Company, of the whole or substantially the whole of its Business, shares, investments, or the whole or the greater part of its assets, whether directly or indirectly or through a subsidiary or other vehicle

1.1.13	Dividends – the declaration of and payment of any dividend or distribution by the Company.

1.1.14	Encumbrance – the creation of any mortgage, encumbrance or other security interest of whatsoever nature in respect of all or any material part of the undertaking, property or assets of the Company, where the shareholder may be a signatory to the encumbrance or security.

1.1.15	Equity Funding – the decision in re equity funding and the extent of funding to be provided by the Shareholders.

1.1.16	Litigation – initiating (by commencing proceedings) or settling any litigation or arbitration by the Company, save for debt collection in the Ordinary Course of Business and any ongoing litigation at the Date of Signature.

1.1.17	Shareholder Loan Repayments – varying the accumulated cash balance threshold referred to in clause 8.2.4 of the Agreement.

1.1.18	MOI – adoption of or amendment to the Memorandum of Incorporation.

1.1.19	Other Matters – any other matter of the Company requiring that the Company pass a special resolution, as the case may be, in terms of the Companies Act.

1.1.20	Partnerships and Joint Ventures – the entry into or termination by the Company, of any material partnership, joint venture, profit sharing agreement, technology licence or collaboration.

1.1.21	Third Party Shareholders – the approval of third party shareholders.

1.1.22	Winding Up – any proposal that the Company be wound-up or liquidated or placed under business rescue, whether provisionally or finally, as the case may be, or the discontinuation of any business activities of the Company.

33

ANNEXURE B: PROJECT 1

This Annexure B should be read with the Head of Terms (Annexure C) and the LOI (Annexure D)

Description of Project 1

Project 1 consists of siting and commissioning the operation of a boiler manufactured by Alien Fuels on the site of Fairfield Dairy in Howick KZN South Africa. That boiler will be connected to the existing operation of Fairfield dairy, replacing their incumbent fossil fuel boiler and through the supply of an alternative fuel source (namely wood pellets) which are also manufactured by Alien Fuels, facilitate the continued operation at a reduced carbon footprint for Fairfield Dairy.

Fairfield as the client will pay the Company a fixed charge for having the boiler on site, and a variable charge based on the cubic metres of steam that the boiler produces.

The Company will be recipient of the profits derived from the client, in exchange for the funding provided by Fusion Fuel, and the operational expertise lent by Alien Fuel (through its Key Persons), which contribution entitles each Shareholder to their respective shareholding.

Principal Project 1 Terms

Alien Fuel payments to the Related Parties. All payments made from the Company via Alien Fuel to Related Parties shall be done as expediently as possible, where possible on same/next day payment mechanism and verified/substantiated to Fusion Fuel via the Board (specifically including the Investor Director).

Cash Flow & Related-Party Payment Controls

All Project 1 funds shall flow exclusively through Alien Fuel’s unencumbered account.

No payments to Related Parties, other than those set out and agreed in Schedule E (Fusion Fuel Loan Payment Schedule), shall occur without prior written approval from Fusion Fuel.

Any payment for equipment above ZAR 2 million should be accompanied by a bank guarantee or agreed beforehand with Fusion Fuel to waive this requirement.

Any purchase of equipment from Related Parties shall have a portion of the equipment payment tied to the equipment being successfully installed and fully operational (e.g. final 10-20% of equipment payment shall be withheld until these milestones are met).

EPC Contractor (Basic Stock) Controls

Basic Stock acts as EPC contractor with a maximum budgeted profit margin of 10%. 50% of Basic Stock’s profit shall be retained in escrow until 30 days after handover and successful commissioning of Project 1.

Fusion Fuel may withhold retained profits if Project 1 fails to meet the agreed KPIs, which are set out in Annexure F (KPI’s) to this Agreement.

34

Reporting & Audit Rights

Alien Fuel shall provide the Company with the following:

●	Monthly project cash flow reports (within 15 days of month end);

●	Quarterly operational KPI reports (within 30 days of quarter end);

●	Immediate notification of cost overruns or material variances.

●	Immediate notification of any tax, legal, social security, etc. issues.

●	Failure to comply with the above allows Fusion Fuel to perform an inspection and/or make changes to the Company´s operational management.

Fusion Fuel reserves the right to appoint an independent auditor at its discretion.

Carbon Credit Revenue Sharing

Carbon credit revenues derived from fuel-switching benefits at the Company, shall accrue the Company for the benefit of the Company and Fusion Fuel (and Fusion Fuel shall receive 51% of all verified revenues).

Related Parties

Changes to Related Party entities (additions or removals) to be communicated to Fusion Fuel in writing within 15 days of the change).

35

ANNEXURE C: HEAD OF TERMS

FUSION FUEL™

Heads of Terms

Legally Binding Agreement between Fusion Fuel Green PLC and Alien Energy (Pty) Ltd

This Heads of Terms ("**Agreement**") is entered into as of 8 September 2025 between:

Fusion Fuel Green PLC ("**Fusion Fuel**" or "**Investor**"), a Nasdaq-listed company incorporated in Ireland;

and

Alien Energy (Pty) Ltd ("**Alien Energy**" or "**Partner**"), a private company incorporated in South Africa.

This Agreement supersedes the Non-Binding Letter of Intent executed on 7 August 2025. It establishes legally binding obligations regarding the formation, funding, and operation of a Joint Venture to deliver Project 1 at Fairfield Dairy, Howick, KZN (the "**Project**").

1. Joint Venture Structure & Ownership

1.1 The Parties agree to establish a Joint Venture entity ("**JV**") to execute Project, in previous documents this entity was called the Steam Company.

1.2 Ownership: Fusion Fuel 51%, Alien Energy 49%.

2. Investment Commitment & Payment Timeline

2.1 Total committed capital: ZAR 10,000,000 (~EUR 480,000).

2.2 Payment Schedule:
- ZAR 6,300,000 on Closing;
- ZAR 1,800,000 in Month 2;
- ZAR 900,000 in Month 3;
- ZAR 1,000,000 from Month 4 or as required, and mutually agreed for working capital.

2.3 All contributions shall be recorded as debt at the JV entity (owed to Fusion Fuel until full repayment).

3. Cash Flow & Related-Party Payment Controls

3.1 All project funds shall flow exclusively through Alien Energy's unencumbered account.

JB
JB

BJ
BJ

Fusion Fuel Green PLC
The Victorians, 15-18 Earlsfort Terrace
Saint Kevin's, Dublin 2, D02 YX28,
Ireland

www.fusion-fuel.eu

36

FUSION FUEL™

3.3 Where funds flow via Alien Energy to Basic Stock to Contractors, transactions must occur same-day or next business day and be reconciled with Fusion Fuel.

4. Management Drawings & Profit Retention

4.1 All management drawings, royalties, EPC profits, and related-party distributions ("Management Drawings") are capped at ZAR 120,000 per month until:
(a) Fusion Fuel has received full repayment of its principal and accrued interest ("**Repayment**"); or
(b) Fusion Fuel has confirmed visibility on repayment within an agreed timeline.

4.2 Thereafter, the Parties may mutually agree to revise the cap.

5. EPC Contractor (Basic Stock) Controls

6. Carbon Credit Revenue Sharing

6.1 Carbon credit revenues derived from:
(a) landfill avoidance at MAF to the extent receivable by management; and
(b) fuel-switching benefits at Alien Energy, shall be ring-fenced at the JV level.

6.2 Fusion Fuel shall receive 51% of all verified revenues from the JV, and from MAF until Repayment.

7. Reporting & Audit Rights

7.1 Alien Energy shall provide:

7.3 Changes to related party entities (additions or removals of directors and/or shareholders) to be communicated to Fusion Fuel within 15 days of the change).

JB
JB

BJ
BJ

Fusion Fuel Green PLC
The Victorians, 15-18 Earlsfort Terrace
Saint Kevin's, Dublin 2, D02 YX28,
Ireland

www.fusion-fuel.eu

37

FUSION FUEL™

8. Representations & Warranties

8.1 Alien Energy warrants that:
(a) All related-party transactions are fully disclosed (related parties will be considered any company servicing the same clients or involved in the JV business activity in any capacity where the owners of Alien Fuels are shareholders);
(b) No undisclosed liabilities exist;
(c) No payments outside agreed caps will occur;
(d) All intellectual property and carbon credit rights are licensed to the JV.

9. Investor Rights

9.1 While the JV remains active, Fusion Fuel has right of first refusal to enter as investor in any new Steam Entities being created or considered by Alien Energy.

10. Joint Venture Rights

10.1 The Joint Venture has right of first refusal over any new additional plants built, supplied or servicing the client, the Fairfield Group.

10.2 If the contract with Fairfield Dairy is not extended beyond year 5, then the JV receives a kick-back of 10% of any revenues from fuel sales etc. by related parties after the 5 year contract.

11. Closing Conditions

11.1 Closing is conditional upon:
- Satisfactory completion of due diligence;
- Execution of definitive agreements;
- Confirmation that debt obligations are fully serviceable.

11.2 Closing Date: on or before 1 October 2025.

12. Confidentiality & Public Disclosure

12.1 No Party shall make public statements regarding this Agreement or Project 1 without the prior written consent of the other Party, except where required by Nasdaq or applicable securities laws.

13. Dispute Resolution

13.1 Any disputes shall first be resolved via good-faith negotiations within 15 days. Failing resolution, the Parties shall proceed to mediation within a further 15 days. If unresolved, disputes shall be submitted to binding arbitration in Dublin, Ireland, under UNCITRAL rules. JB
JB

14. Governing Law

BJ
BJ

Fusion Fuel Green PLC
The Victorians, 15-18 Earlsfort Terrace
Saint Kevin's, Dublin 2, D02 YX28,
Ireland

www.fusion-fuel.eu

38

FUSION FUEL™

14.1 This Agreement shall be governed by and construed in accordance with the laws of Ireland

AGREEMENT:

John-Paul Backwell

Investor: John-Paul Backwell (Sep 9, 2025 15:04:24 EDT) **Date:** 09/09/2025

Print Name: JOHN-PAUL BACKWELL

Bruce Johnson

Partner: Bruce Johnson (Sep 9, 2025 17:54:54 GMT+2) **Date:** 09/09/2025

Print Name: BRUCE JOHNSON

List of the New Company's related parties as of September 2025:

Alien Energy (Proprietary) Limited – Parent Company for Partner

Alien Fuel Group (Proprietary) Limited (including Mkomazi Alien Fuel)

Basic Stock (Proprietary) Limited

Fusion Fuel Green PLC
The Victorians, 15-18 Earlsfort Terrace
Saint Kevin's, Dublin 2, D02 YX28,
Ireland

www.fusion-fuel.eu

39

Fusion Fuel Binding LOI - Alien Fuels - 9 Sept 2025 - EXECUTION VERSION

Final Audit Report 2025-09-09

Created:	2025-09-09
By:	John-Paul Preston (preston431@gmail.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAu8tfcBm6garsF7VEiG15S-zBJmREygns

"Fusion Fuel Binding LOI - Alien Fuels - 9 Sept 2025 - EXECUTION VERSION" History

Document created by John-Paul Preston (preston431@gmail.com)
2025-09-09 - 3:23:48 PM GMT- IP address: 169.0.93.200

Document emailed to Bruce @ Alien (bruce@alienfuel.africa) for signature
2025-09-09 - 3:23:53 PM GMT

Document emailed to JP Backwell (jpbackwell@fusion-fuel.eu) for signature
2025-09-09 - 3:23:53 PM GMT

Email viewed by Bruce @ Alien (bruce@alienfuel.africa)
2025-09-09 - 3:52:42 PM GMT- IP address: 104.28.82.93

Signer Bruce @ Alien (bruce@alienfuel.africa) entered name at signing as Bruce Johnson
2025-09-09 - 3:54:52 PM GMT- IP address: 105.253.218.2

Document e-signed by Bruce Johnson (bruce@alienfuel.africa)
Signature Date: 2025-09-09 - 3:54:54 PM GMT - Time Source: server- IP address: 105.253.218.2

Email viewed by JP Backwell (jpbackwell@fusion-fuel.eu)
2025-09-09 - 5:02:42 PM GMT- IP address: 104.28.55.228

Signer JP Backwell (jpbackwell@fusion-fuel.eu) entered name at signing as John-Paul Backwell
2025-09-09 - 7:04:22 PM GMT- IP address: 144.121.81.65

Document e-signed by John-Paul Backwell (jpbackwell@fusion-fuel.eu)
Signature Date: 2025-09-09 - 7:04:24 PM GMT - Time Source: server- IP address: 144.121.81.65

Agreement completed.
2025-09-09 - 7:04:24 PM GMT

Adobe Acrobat Sign

40

ANNEXURE D: LETTER OF INTENT

FUSION FUEL™

LETTER OF INTENT

Date: 7 August 2025

From: John-Paul Backwell (Chief Executive Officer)
Company: Fusion Fuel Green PLC (Nasdaq: HTOO), hereafter referred to as the Investor
Address: 9 Pembroke Street, Upper Dublin, D02 KR83, Ireland

To: Bruce Johnson (Chief Executive Officer)
Company: Alien Energy (Proprietary) Limited, hereafter referred to as the Partner or Company
Address: Umkomaas, KwaZulu-Natal, South Africa

This is a Non-Binding Letter of Intent to create a Joint Venture partnership with the Partner and invest in the Fairfield Dairy (Proprietary) Limited "Project 1" at Fairfield Dairy, Howick, KZN under the following terms and conditions:

1. Background:
   Fusion Fuel Green PLC (hereinafter referred to as "Buyer") is a publicly listed enterprise within the energy and utilities sector, duly incorporated in Ireland and engaged in trading activities on the Nasdaq Exchange in the United States. The Investor operates through two subsidiaries: Al Shola Gas, located in the United Arab Emirates, and Bright Hydrogen Solutions, situated in Ireland.

   On the other hand, "the Partner" is a private entity based in South Africa that specializes in the manufacture of specialized fuels for use in its proprietary boiler technology. For the purposes of this agreement, the Investor and Partner may be collectively referred to as "the Parties".

2. Transaction Structure:
   Following the execution of a definitive Joint Venture Agreement, a New Company shall be set up with a 51% (Investor) / 49% (Partner) ownership structure. This reflects the requirement of the Investor to hold a controlling stake in order to be able to reflect the activity in its accounts.

3. Total Investment:
   ZAR 10 million / EUR 480,000

4. Investment Commitment and Timeline:
   - Upon Closing (as defined below): ZAR 6.3 million (the "Principal")
   - Month 2: ZAR 1.8 million.
   - Month 3: ZAR 900,000.
   - Month 4 or as required from Month 4 onwards: ZAR 1 million working capital injection
   - All contributions to be recognized as debt at the Joint Venture entity.

5. Repayment and Return on Investment:
   - Repayment of the Principal will be made from Free Cash Flow ("FCF"), which is expected

Fusion Fuel Green PLC
The Victorians, 15-18 Earlsfort Terrace
Saint Kevin's, Dublin 2, D02 YX28,
Ireland

www.fusion-fuel.eu

41

FUSION FUEL™

to be generated on or before 90 days from the date Project 1 goes 'live'. Partner will receive an amount of FCF capped at ZAR 120,000 per month. Any additional FCF, which is expected to be no less than ZAR 230,000 per month, will be paid preferentially to the Investor until the Principal is fully repaid.

- From the 6th month following Closing, the Principal shall accrue interest at a simple rate of 10% return per annum (the "Interest") on any outstanding amount. Following repayment of the Principal, the Interest shall be paid preferentially to the Investor until fully settled, with the Partner drawings remaining capped at ZAR 120,000 per month.
- Following full payment of the Principal and Interest, payments from FCF shall be paid monthly (or otherwise as the Parties agree) to both the Investor (51%) and the Partner (49%) according to their shareholding in the New Company.
- It is expected that:
  - FCF generated from operations at the anniversary of Project 1 going 'live' will be equivalent to ZAR 4.53 million; and
  - the 5-Year FCF shall be approximately ZAR 23 million.

6. Right of First Refusal:
The existing shareholders, senior management and any affiliates of Alien Energy (the Partner) shall agree that, following Closing any additional business or commercial activity such as subsequent Projects considered by the Partner will be offered first to the Investor for a period of two (2) years following the initial investment by the Investor, unless otherwise approved in writing by both parties.

7. Due Diligence:
Upon execution of this Letter of Intent, the Partner shall grant the Investor and its authorized representatives reasonable access to all pertinent information, documentation, personnel, premises, and financial and operational systems related to the Project and Partner's business, for the purposes of conducting due diligence. This process shall be completed before Closing. The Investor reserves the right to terminate this LOI with no further obligation should the due diligence findings be unsatisfactory in its sole discretion.

8. Closing Conditions:
The completion of the transaction and funding under the Joint Venture shall be subject to:

- Satisfactory completion of due diligence;
- Execution of a Joint Venture Agreement and related definitive documents;
- Confirmation that existing any relevant debt obligations of the Partner are fully serviceable; and
- Commitment of key management personnel to remain in place at the Company for a minimum of twenty-four (24) months following closing, unless otherwise agreed.
- Governance and Responsibilities
- Exit Terms and Buy-Sell Mechanisms

The Parties agree that the final definitive Joint Venture Agreement shall include provisions addressing:

- New Company structure and Shareholding;

Fusion Fuel Green PLC
The Victorians, 15-18 Earlsfort Terrace
Saint Kevin's, Dublin 2, D02 YX28,
Ireland

www.fusion-fuel.eu

42

FUSION FUEL™

- Investment Commitment and Timeline;
- Repayment and Return on Investment;
- Key performance indicators and operational responsibilities;
- Exit rights, including buy-sell and transfer mechanisms;
- Ownership and licensing of intellectual property developed by the Partner sufficient to facilitate the proper operation of the Joint Venture[1];
- Treatment of taxes, repatriation of capital, and currency exchange risks;
- Force Majeure and Material Adverse Change clauses to provide relief in case of unforeseen or catastrophic events;
- Confirmation that all financial projections are estimates and do not constitute guaranteed returns.

9. Definitive Agreements:
This LOI is contingent upon the negotiation and execution of a Joint Venture Agreement and any ancillary documents (including governance, capital contribution, profit-sharing, and management protocols). Drafts of such agreements will be prepared and delivered by the Investor following completion of due diligence. Execution of the definitive agreements shall constitute the "Closing."

The Parties anticipate working towards Closing on or before 1st September 2025.

10. Exclusivity:
The Partner agrees that for a period of thirty (30) days from the execution of this LOI, it shall not directly or indirectly solicit, initiate, or enter into discussions or negotiations with any third party regarding the sale of equity, partnership, joint venture, or similar transaction involving the Project without the Investor's prior consent[2].

11. Confidentiality and Public Disclosure:
Neither party shall issue or permit any public statement or press release regarding the proposed transaction without the prior written consent of the other. Both parties agree to maintain the confidentiality of all non-public information exchanged during this process and to bear their own respective costs and professional fees related to the transaction.

12. Non-Binding Nature:
This Letter of Intent is intended solely as a summary of preliminary terms and does not constitute a binding agreement (other than with respect to Sections 10–12), which shall only be established upon execution of definitive agreements.

13. Governance and Management Structure:
The Parties agree to jointly determine and document the decision-making protocols, management responsibilities, and reporting procedures of the Joint Venture as part of the

Fusion Fuel Green PLC
The Victorians, 15-18 Earlsfort Terrace
Saint Kevin's, Dublin 2, D02 YX28,
Ireland

www.fusion-fuel.eu

43

FUSION FUEL™

definitive agreements. Board composition shall reflect shareholding proportions, and key management appointments shall be subject to mutual consent.

14. Compliance and Regulatory Approvals:
    Each Party shall be responsible for complying with applicable laws, regulations, and regulatory approvals required in their respective jurisdictions for the purposes of entering and implementing the Joint Venture.

15. Dispute Resolution:
    Any dispute arising under or in connection with this LOI or any subsequent agreements shall be resolved amicably through good faith negotiations. Failing resolution within 30 days, disputes shall be submitted to arbitration in Dublin, Ireland, under the UNCITRAL rules by a single arbitrator.

AGREEMENT:

Investor: ____________________________ **Date:** 07/08/2025

Print Name: JOHN-PAUL BACKWELL

Partner: Bruce Johnson ____________________________ **Date:** 07.08.2025

Print Name: BRUCE JOHNSON

List of the New Company's related parties:

Alien Energy (Proprietary) Limited – Parent Company for Partner

Fusion Fuel Green PLC
The Victorians, 15-18 Earlsfort Terrace
Saint Kevin's, Dublin 2, D02 YX28,
Ireland

www.fusion-fuel.eu

44

ANNEXURE E: FUSION FUEL LOAN PAYMENT SCHEDULE

Docusign Envelope ID: FCB1B2F2-8429-485E-B748-7F884C0E31FF

						COMPLETION				
Storage and infeed system						Today	Plus 30 Days	Plus 60 Days	Supplier	Lead Time
6 m containers	Modified standard shipping container 15 ton fuel / container (custom built	R 65 000	4	R 260 000		R 195 000	R 65 000			
	Power pack and Cylinder			R 140 000		R 140 000				
Structure										
Storage hopper with screw feeder	Steel hopper with screw feeder (Custom built), 5.5kW Motorelli motors	R 866 875	1	R 866 875						
Tipping frame	Hydraulically driven frame for tipping 15 ton containers (custom built), 5.5kW motor	R 230 000	1	R 230 000						
Bucket conveyor	10 m steel conveyor with rubber bucket conveyor belt (custom built), 5.5kW motor	R 150 000	1	R 150 000						
Flat rubber conveyor	15 m enclosed steel conveyor with flat rubber belt (custom built), 4kW motor	R 250 000	1	R 250 000	R 1 496 875	R 1 496 875			Pinion and Adams	Immediate
Steelwork Installation	Installation of Steelworks at Fairfield	R 350 000	1	R 350 000			R 350 000			5 weeks
Roof Structure & Cladding	To prevent water ingress into the hopper during change-over	R 650 000	1	R 650 000			R 650 000			5 weeks, after civils
Sump pump	Pentax DP40G 200W 230V Submersible Drainage Pump (With Float)	R 4 295	1	R 4 295			R 4 295			
Dust Control	to control dust at conveyor transitions	R 150 000	1	R 150 000		R 75 000	R 75 000			
Burner										
4-ton burner	4-ton maximum steam capacity biomass burner with 2 x 5.5 kW CFW fans	R 2 900 000	1	R 2 900 000		R 2 320 000	R 580 000		Basic Stock	Immediate
Refractory	Burner lining	R 200 000	1	R 200 000		R 200 000			DMF Engineering	2 weeks
	Boiler face refractory	R 50 000	1	R 50 000			R 50 000		DMF Engineering	3 - 6weeks
Sparge System				R 100 000		R 100 000				
Cooling tower	IWC 26 m3/h Cooling tower with 0.75 kW pump	R 75 498	1	R 75 498		R 37 749	R 37 749		TBC	Immediate, full payment
Steamflow meter	Spirax 1 to 5 ton steam flow meter	R 120 000	1	R 120 000			R 120 000			Immediate, full payment
Water flow meters	Digital	R 20 000	2	R 40 000		R 40 000				Immediate, full payment
Electrical	Detailed in Motor sizes and control system tab	R 500 000	1	R 500 000		R 250 000	R 250 000		Controltech	Immediate
Control Systems	Controls for materials handling and burner management	R 350 000	1	R 350 000		R 350 000			Controltech	Immediate
Grit arrestor	Galvanised steel multi-cyclone grit arrestor with removable ash bin	R 350 000	1	R 350 000		R 262 500	R 87 500		CFW	Immediate
Fire fighting	Deluge fire supression system with smoke detectors	R 200 000	1	R 200 000			R 200 000		TBC	Immediate
Commissioning										
Hired boiler	5 ton boiler (brand TBC)	R 350 000	1	R 350 000			R 175 000	R 175 000	BIP	6 Weeks
Tony Randall Commissioning	Detail in boiler file	R 240 000	1	R 240 000			R 120 000	R 120 000	TR	6 Weeks
Critical spares	Critical spares for all on-site equipment (bearings, fuses, breakers,spare motors, VSDs etc)	R 200 000	1	R 200 000			R 100 000	R 100 000	Basic Stock	6 weeks
Contingency	**5%**	R 436 333	1	R 436 333				R 436 333		
Working capital fabrication	Design engineers, Project managers, Boiler makers, Fitters, accomodation, transport etc.,	R 1 080 000		R 1 080 000		R 540 000	R 270 000	R 270 000	Basic Stock	Over 3 months starting day 1
	TOTAL COST			**R 10 243 001**		**R 6 007 124**	**R 3 134 544**	**R 1 101 333**		

Initial BJ

Initial JB

45

ANNEXURE F: KPI’S

Docusign Envelope ID: FCB1B2F2-8429-485E-B748-7F884C0E31FF

	KPI	Metric	Reporting frequenc	**Requirements of Fairfield agreement**
Operating KPIs				
Steam supply	Steam output consistency	Daily steam generation (tons / hour) (tons / day)	Monthly	Min 1.75 tons requred in supply agreement
	Steam availability	% uptime	Monthly	no more than 2 hours downtime a week
	Steam quality	Temparature Pressure (bar)	Monthly	
Fuel Management	Fuel consumption efficiency	Ton fuel / ton steam produced	Monthly	
Maintenance & operations	Unplanned downtime	Hours lost	Monthly	
	Safety & compliance	Recordable incident rate	Monthly	
Environmental performance	Carbon savings	Carbon emissions reduction cert	Quarterly	
	Ash disposal	Ash produced	Quarterly	
Commissioning milestones	COD	90 days after site handover	Once	Penalty if over in supply agreement
Compliance	Regulatory and permit adherence	Boiler compliance cert, Environmental permits, Insurance (public liab, plant, third-party damage)cert	Annually	Provide annual audits / certs
	Safety audits	AHAZOP & ISO audits	Annually	Provide annual audits / certs
Governance & oversight	Management commentary & exceptions report	A qualitative management summary detailing any material matters arising during the reporting period that may affect the performance, risk profile, or continuity of the project. This may include (but is not limited to): changes in key personnel or contractors, safety or environmental incidents, regulatory notices, disruptions to supply or production, material deviations from targets, or any other event reasonably deemed significant by management.	Quarterly	
Financial reporting KPIs				
Revenue & billing	Steam sales revenue	Reconciliation of steam sold (tons x tarriff)	Monthly	R590/ton + R256,000 monthly (Years 1–5)
Operational costs	Cost of fuel supply	Fuel cost / ton steam generated	Monthly	
	Variance analysis	Compare costs to budgeted costs	Monthly	
Cash & debt	Cash flow report	Cash in / out analysis	Monthly	
Cash & debt	Shareholder repayment	Loan amortisation reconciliation with actual payments made	Monthly (once repayment begins)	
Carbon revenue	Carbon credit income	Verified carbon credits allocation	Quarterly	

Initial JB

Initial BJ